Effective Date: April 1, 2025

FORM OF INDEPENDENT TRUSTEES’ CODE OF ETHICS

Russell Investment Company

Russell Investment Funds

Russell Investments Exchange Traded Funds

Russell Investments New Economy Infrastructure Fund

Russell Investments Strategic Credit Fund

(each, a “Trust” and collectively, the “Trusts”)

I.	PURPOSE OF CODE

The Independent Trustees’ Code of Ethics (the “Independent Trustees’ Code”) establishes rules that govern personal activities of the trustees of each Trust who are not “interested” trustees (“Independent Trustees”). Russell Investment Management, LLC, the Trusts’ investment adviser (the “Advisor”), has adopted a separate Code of Ethics which governs its employees, officers and directors (the “Russell Investments Code”). The Russell Investments Code and the Independent Trustees’ Code are together intended to satisfy the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

II.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.  GENERAL PRINCIPLES

It is unlawful for an Independent Trustee in connection with his or her purchase or sale (directly or indirectly) of a Security Held or to be Acquired1 by a series of a Trust which is a series company or by a Trust which is not a series company (each, a “Fund” and collectively, the “Funds”):

1.	To employ any device, scheme or artifice to defraud the Fund;

2.

To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	To engage in any manipulative practice with respect to the Fund.

B. GENERAL RULE: NO PRECLEARANCE OR REPORTING

The Independent Trustees are prohibited by federal law from investing based on material nonpublic information which they receive from any source. As a regular business practice, management attempts to keep the Board informed of the Funds’, the investment adviser’s and the principal underwriter’s investment activities. However, it is management’s practice not to routinely communicate specific trading information and/or advice on specific securities to the Independent Trustees unless the proposed transaction presents issues on which input from the Independent Trustees is appropriate.

Each Independent Trustee is expected to abide by the highest ethical and legal standards in conducting his/her personal Securities2 transactions. Independent Trustees are generally not required to comply with special procedures and reporting requirements designed to monitor personal trading activities – such as those which may be required of other “Access Persons” (as that term is defined for purposes of Rule 17j-1 under the 1940 Act).

[1]	See Appendix A for a definition of “Security Held or to be Acquired” by a Fund.
[2]	See Appendix A for the definition of “Security.”

Exceptions to the general rule on preclearance and reporting described in this paragraph B are discussed in sections II.C. and II.D.

C. EXCEPTION TO GENERAL RULE ON REPORTING

Independent Trustees may be considered an “Access Person” under the Russell Investments Code for the purpose of trading in a specific Covered Security3 in which he/she has or acquires any direct or indirect beneficial ownership4 if, in the ordinary course of fulfilling official duties as an Independent Trustee, he/she knew or should have known about a Fund’s dealings in the same Covered Security. If an Independent Trustee has such direct knowledge, he/she will only be considered an Access Person with respect to that Covered Security if BOTH of the following conditions are satisfied:

(1)	The Covered Security is held by a Fund and is sold or is currently being considered for sale, OR the Covered Security is purchased or being considered for purchase by a Fund; AND

(2)

The Independent Trustee executes his/her transaction during the 15-day period immediately preceding or after the date on which, based on direct knowledge, a Fund sells or purchases, or is expected to sell or purchase, the Covered Security.[5]

In the event an Independent Trustees is considered to be an “Access Person” under the conditions set forth above, he/she must file a quarterly transaction report with the Fund’s Chief Compliance Officer within 30 days of the end of the quarter in which the trade occurred. A form of quarterly transaction report is included as Appendix B. This provision is intended to refer to direct knowledge of a Covered Security, not general awareness based on a Fund’s investment objective or underlying index.

When purchasing, exchanging, or redeeming shares of a Fund, Independent Trustees must adhere to the policies and procedures set forth in the applicable Fund’s registration statement, or other offering document, including policies on market timing and frequent trading. In addition, Independent Trustees may not transact in Fund shares, either personally or on behalf of others, while in possession of material, nonpublic information regarding the shares of the subject Fund(s) nor may they communicate material nonpublic information to others in violation of applicable law. The restrictions set forth in this paragraph shall not apply to:

•	Purchases or sales over which an Independent Trustee has have no direct or indirect influence or control (i.e., non-volitional trades);
•	Purchases which are part of an “Automatic Investment Plan”;
•

Purchases which are effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights;

•	Sales which are effected pursuant to a tender offer or similar transaction involving an offer to acquire all or a significant portion of a class of securities; or
•

Purchases or sales in an investment advisory account over which the investment adviser for the account exercises investment discretion if the Independent Trustee did not have knowledge of the transaction before it was executed.

Without limiting the generality of the foregoing, material, nonpublic information regarding a Fund may include, among other things, information regarding proposed changes to a Fund’s investment objective or strategy or fees and expenses or decisions to liquidate or otherwise terminate Fund operations. Questions regarding whether specific information is considered material, nonpublic information in respect of a Fund should be discussed with the CCO and/or counsel to the Independent Trustees before engaging in any transaction.

[3]	See Appendix A for the definition of “Covered Security.”
[4]

An “Access Person” is presumed to be a beneficial owner of securities that are held by his or her immediate family members, including spouses, domestic partners, children, step-children, parents, grandparents and in-laws, sharing the Access Person’s household.

[5]

Because monitoring the publication of the portfolio holdings of Funds that operate as exchange-traded funds is not construed to be within the ordinary course of fulfilling the duties of a board member, the publication or availability of such portfolio holdings shall not be construed to impart actual or constructive knowledge of such Funds’ portfolio transactions on an Independent Trustee.

 D. EXCEPTION TO GENERAL RULE ON PRECLEARANCE

Independent Trustees are generally not required to report or obtain preclearance for any transactions, including transactions in non-affiliated registered funds. In addition, Independent Trustees are not required to obtain preclearance for transactions in Funds made through the Russell Investments Investment Program for Associates (“RIPA”). However, in accounts maintained outside of RIPA, Independent Trustees are required to obtain preclearance from the Trusts’ CCO for all transactions in Funds. Additionally, Independent Trustees are required to provide prior notification of transactions in the Russell Investments New Economy Infrastructure Fund and the Russell Investments Strategic Credit Fund to the Advisor’s CCO in accordance with the Trusts’ Section 16 Procedures. Such Independent Trustees should consult Section VI titled “Clearance to Trade in Fund Shares” in the Trusts’ Section 16 Procedures. Preclearance may be done by emailing or calling the Trusts’ CCO (cwichers@russellinvestments.com or 206-505-1735).

III.	CONFIDENTIAL INFORMATION

All information about the Funds’ Securities transactions, actual or contemplated, is confidential. Independent Trustees must not disclose Securities transactions of the Funds, actual or contemplated, or the contents of any written or oral communication, study, report or opinion concerning any Security. This does not apply to information which has already been publicly disclosed.

IV.	CONFLICTS OF INTEREST

Independent Trustees have a fiduciary duty to avoid acting on any matters presenting a conflict of interest that could arise from service as a director, officer, employee of, or as a consultant to, or any affiliation with, another business entity and to avoid acting in the presence of such a conflict, until the matter is disclosed to the other Independent Trustees, who will determine whether or not the conflict could reflect adversely on a Trustee’s independence or would compromise the interests of Fund shareholders. Affiliations with banks, broker-dealers, investment companies and investment advisers are examples of the kinds of activities which could adversely affect independence as a trustee of the Trusts.

If an Independent Trustee is unsure whether the service could present a conflict of interest, he/she should consult with counsel to the Independent Trustees.

V.	ANNUAL QUESTIONNAIRE

On an annual basis, Independent Trustees are asked to complete a questionnaire detailing his/her business affiliations. If such business affiliations materially change during the course of the year, Independent Trustees should notify Fund counsel and counsel to the Independent Trustees of the change.

VI.	ADMINISTRATION OF THE INDEPENDENT TRUSTEES’ CODE

A. REVIEW OF REPORTS AND INVESTIGATIONS

The CCO shall review any transaction reports delivered by an Independent Trustee pursuant to the Independent Trustees’ Code for any conflicts or potential conflicts with the transactions of the Funds and shall investigate any potential violations of the Independent Trustees’ Code. After completion of such investigation, the CCO shall determine whether a violation has occurred and, if so, make a report to the Board as to any action to be taken in response thereto.

B. ANNUAL REPORT

On an annual basis, the Trusts’ CCO shall (i) provide the Board with a written report that describes any issues that arose under the Independent Trustees’ Code since the last report to the Board, including information about material violations of the Independent Trustees’ Code and any actions taken, procedures adopted or sanctions imposed as a result of such violations, and (ii) provide the Board with a certification that the Independent Trustees’ Code contains procedures reasonably necessary to prevent the Independent Trustees from violating the Independent Trustees’ Code.

VII.	AMENDMENTS

Any amendments to the Independent Trustees’ Code must be approved by a majority of the Independent Trustees.

VII.	RECORDKEEPING

All records required to be maintained pursuant to the Independent Trustees’ Code shall be maintained in accordance with applicable securities laws.

If Independent Trustees have any questions about the Independent Trustees’ Code, they should seek guidance from the CCO and/or counsel to the Independent Trustees.

Adopted: December 7, 2020

Amended: August 30, 2021; March 25, 2025

APPENDIX A: DEFINITIONS

Security – A “Security” includes a number of different investment vehicles. However, for purposes of the Independent Trustees’ Code, “Security” includes any of the following:

•	note,
•	stock,
•	bond,
•	debenture,
•	U.S. registered open-end funds,
•	exchange-traded fund,
•	evidence of indebtedness,
•	certificate of interest or participation in any profit-sharing agreement,
•	collateral-trust certificate,
•	preorganization certificate or subscription,
•	transferable share,
•	investment contract,
•	voting-trust certificate,
•	certificate of deposit for a security,
•	fractional undivided interest in oil, gas or other mineral rights,
•	single stock derivatives, including any put, call, straddle, option, or privilege on any security (including a certificate of deposit), or
•	in general, any interest or instrument commonly known as a “security,” or
•	any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, future on or warrant or right to subscribe to or purchase, any of the foregoing.

Covered Security – A “Covered Security” means any “Security,” as defined above, except:

1.	Direct obligations of the U.S. Government;
2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and
3.

Shares issued by U.S. registered open-end funds (other than funds advised by the Advisor or any fund whose investment adviser or principal underwriter controls the Advisor, is controlled by the Advisor, or is under common control with the Advisor).

Security Held or to be Acquired – A “Security Held or to be Acquired” by a Fund means:

1.	Any Covered Security which, within the most recent 15 days:

a. Is or has been held by the Fund; or

b. Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

2.	Any option to purchase or sell, and any Security convertible into or exchangeable for, a Covered Security described in 1.a. and 1.b., above.

APPENDIX B: TRANSACTION REPORT FORM

RUSSELL INVESTMENT COMPANY (“RIC”)

RUSSELL INVESTMENT FUNDS (“RIF”)

RUSSELL INVESTMENTS EXCHANGE TRADED FUNDS (“RIETF”)

RUSSELL INVESTMENTS NEW ECONOMY INFRASTRUCTURE FUND (“INFRASTRUCTURE FUND”)

RUSSELL INVESTMENTS STRATEGIC CREDIT FUND (“CREDIT FUND”)

Transaction Report1

Pursuant to Section II.C. of

the Independent Trustees’ Code of Ethics (the “Code”)

To the RIC, RIF, RIETF, Infrastructure Fund and Credit Fund Chief Compliance Officer:

Under Section II.C. of the Code, each Independent Trustee of RIC, RIF, RIETF, Infrastructure Fund and Credit Fund (each, a trust or series thereof, a “Fund”) is required to provide a quarterly transaction report to the Funds’ Chief Compliance Officer if the Independent Trustee:

1.	Transacted in a Covered Security[2] in which the Independent Trustee has or acquires any direct or indirect beneficial ownership,[3]

2.	The Covered Security is held by a Fund and (a) is sold or is currently being considered for sale, or (b) the Covered Security is purchased or being considered for purchase by a Fund,

3.	The Independent Trustee, in the ordinary course of his or her official duties, knew or should have known about the Fund’s dealings in the Covered Security,[4] and

4.

The Independent Trustee’s transaction in the Covered Security is executed during the 15-day period immediately preceding or after the date on which, based on the Independent Trustee’s direct knowledge, a Fund sells or purchases, or is expected to sell or purchase, the Covered Security.

Reported below5 are all of transactions6 in Covered Securities I had that meet the criteria set forth in paragraphs (1) – (4) above for the quarter ended      , 20 .

Title of Security	Date of Transaction	Number of Shares (Equity) or Principal Amount (Debt)	Interest Rate & Maturity Date (if applicable)	Nature of Transaction (Purchase, Sale, Other)	Price of Covered Security	Ticker Symbol or CUSIP Number	Broker, Dealer or Bank with or through which the Transaction was Effected

This report may exclude transactions as to which I had no direct or indirect influence or control, as set forth in Section II.C. of the Code.

Signature:

Name:

Date:	, 20

[1]	To be submitted within 30 days of the end of the quarter in which the trade occurred.
[2]	The term “Covered Securities” is defined in Appendix A of the Code.
[3]

An “Access Person” is presumed to be a beneficial owner of securities that are held by his or her immediate family members, including spouses, domestic partners, children, step-children, parents, grandparents and in-laws, sharing the Access Person’s household.

[4]	This is intended to refer to direct knowledge of a Covered Security, not general awareness based on a Fund’s investment objective or underlying index.
[5]	Account statements may be attached instead of listing transactions, provided that such transaction statements address the required information.
[6]

Section II.C. of the Code provides five categories of transactions that do not require a quarterly transaction report to the Chief Compliance Officer, notwithstanding the fact that such transactions meet the criteria set forth in (1) – (4) above.